EXHIBIT INDEX
Exhibit Number	Description
3.1	Articles of Incorporation (1)
3.2	By-Laws(1)
5.1	Opinion of Cane Clark, LLP, with consent to use(1)
10.1	License Agreement (1)
10.2	Slack Services(1)
10.3	Bendio Services(1)
10.4	MERI China, LLC Manufacturing Bid(1)
10.5	Consulting Agreement (1)
23.1	Consent of Malone & Bailey, PC
24.1	Power of Attorney (see attached signature page)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1/A (Amendment No. 8) of our
report dated March 10, 2009 with respect to the audited financial statements of  QE Brushes, Inc. for the year ended December 31, 2008.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Malone Bailey, LLP
Malone Bailey, LLP
www.malonebailey.com
Houston, Texas

January 21, 2010